Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statements (Form S-3 No. 333-205967 and 333-215486) of EP Energy Corporation and in the related Prospectuses, and
(2) Registration Statements (Form S-8 No. 333-193531 and 333-212897) pertaining to the 2014 Omnibus Incentive Plan of EP Energy Corporation;
of our reports dated March 2, 2017, with respect to the consolidated financial statements of EP Energy Corporation and the effectiveness of internal control over financial reporting of EP Energy Corporation included in this Annual Report (Form 10-K) of EP Energy Corporation for the year ended December 31, 2016.

                            /s/ Ernst & Young LLP
Houston, Texas
March 2, 2017